SCHEDULE 14A

                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No.__)


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     Commission Only (as permitted
     by Rule 14a-6(e)(2))
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[_]  Soliciting Material Under Rule 14a-12



                       KEYSTONE AUTOMOTIVE INDUSTRIES INC.
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                (Name of Registrant as Specified In Its Charter)


                         ROCKHAMPTON MANAGEMENT U.K. LLP
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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


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                                Explanatory Note

Set forth below is a letter sent by Rockhampton Management U.K. LLP ("Rockhampton") to the Chairman of the Board of Directors of Keystone Automotive Industries Inc. ("Keystone") which Rockhampton intends to disseminate via published media.

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Dear Mr. Foster,

Further to the letter dated July 19, 2007 from the undersigned, and following the filing by Keystone of its preliminary proxy statement with the U.S. Securities and Exchange Commission on August 3, 2007, we are writing once again to state our discontent with the price being offered to Keystone shareholders in the proposed acquisition of the company by LKQ Corporation. Based on the transactions presented in the proxy statement, we will vote AGAINST the proposed deal, primarily because we believe that the price of $48 per share significantly undervalues Keystone as it stands today. We hope that other shareholders vote AGAINST the proposed deal as well.

The strategic rationale as portrayed in the proxy is not compelling. There is significant synergy and industrial logic in combining LKQ Corp. and Keystone. However, we think there is no logic to the primary concern cited in the preliminary proxy of transferring the risk of patent litigation and CAPA (Certified Automotive Parts Association) decertification from Keystone shareholders to LKQ Corp. shareholders. We believe the Keystone is fully capable of bearing this risk on its own. In our view, the directors of Keystone appear to have over-reacted to the large fall in the stock price subsequent to the administrative law judge's ruling in the Ford/ITC action. These types of cases have been a persistent thorn in the side of Keystone and LKQ, but management of both have consistently stated the view that the industry would ultimately prevail. It is notable that LKQ Corp. appears to have taken advantage of this share price move to make a run for Keystone. It is also notable that the shares of Keystone fully recovered after the initial loss of poise, suggesting that shareholders ultimately took a similarly sanguine view of the event.

The fairness opinion is not fair to Keystone shareholders because, in our view, it: (1) uses the wrong set of companies for comparison, (2) does not adequately reflect the growth and margin expansion of the company relative to others, and
(3) does not disclose the operating assumptions supporting the discounted cash flow analysis.

1. The best peers for Keystone are LKQ Corp., Genuine Parts Company (and certain other automotive parts distribution businesses such as O'Reilly), and industrial distributors such as W.W. Grainger, Fastenal, and Wesco. The latter serve different end markets than Keystone, but have similar distribution based business models. Their lack of inclusion points, in our view, to a lack of understanding of the business model of those providing the fairness opinion. Aftermarket service companies and Pep Boys are retail focused and have different business models.

2. The most serious flaw in the opinion can be put down in one word: GROWTH. First, relative to those peers, analysts expect Keystone's business to grow, as the independent aftermarket continues to gain market share over OEM competition because of the compelling price differential. Second, Keystone should see margin expansion as it reduces expenses, which have risen because of recent investment in capacity, IT, and management infrastructure, among other things. Third, industry analysts expect material growth to occur in the market should State Farm reauthorize the use of aftermarket parts, which these analysts view as inevitable. To stress these points:

     o We believe margins will increase based on comments from the CEO on quarterly conference calls made prior to the deal announcement. This was amply demonstrated in our previous letter.

     o Keystone, LKQ Corp., and sell-side analysts have generally acknowledged that State Farm's return to the market is inevitable (i.e., authorizing the use of aftermarket parts). However, we do not believe that the analysts' consensus reflects the acceleration in earnings that should result. Further, and again as demonstrated in our previous letter, it is management's view that Keystone will benefit more profoundly from State Farm's return to the market than its peers.

     o Over the past two years, Keystone's quarterly operating profit margins have demonstrated a consistent improving trend, increasing by approximately 135 basis points year-over-year on average.

     o We believe that sell-side analysts have underestimated KEYS earnings power, as demonstrated by two of the last three quarters having produced significantly positive earnings surprises.

3. Discounted cash flow analysis relies on many assumptions about the future performance of the firm. It is difficult to evaluate the fairness opinion's discounted cash flow conclusions without knowing what revenue growth, margins, and capital requirements were modeled. However, we believe that the assumptions used were even lower than the growth implied by the sell-side analysts' consensus long-term growth and earnings estimates.

We believe that a leveraged recapitalization would create more value for Keystone shareholders than the merger. Keystone has no net debt. We believe that Keystone is significantly underleveraged compared to the stability of its earnings stream. For example, we believe that if the company were to borrow $250 million for a share repurchase at the current bid price it could retire approximately 5.2 million or 30% of its outstanding shares. We believe that a share repurchase plan of that magnitude would significantly increase the market price of Keystone's shares. With a leveraged recapitalization, shareholders desiring better liquidity would get it through the share repurchase action, but not at the expense of those wishing to see the business plan executed.

We believe that Keystone is undervalued at $48. Even after the bid and based on analysts' reported consensus figures, Keystone's shares appear to us to trade at about a 10% discount to the peer group mentioned above when considering the 2007 ratio of Enterprise Value to EBITDA. However, the sell side analysts project a long term earnings growth rate that is 40% higher then the peer group. In addition, we believe that Keystone has the capability to both expand its margins and re-acquire the State Farm generated business, and that this is not reflected in consensus. In light of these two factors, we believe Keystone is significantly undervalued at $48.

In our view, the sales process was not reasonable. We are perplexed that only six private equity firms were consulted. In part this may be a result of Keystone's financial advisor positioning Keystone as an automotive aftermarket supplier, when in fact it has more in common with distributor business models. We believe that there is significant private equity interest in distribution businesses. In addition, there is talk in the proxy that the fit with LKQ Corp. could not be better from a strategic point of view. We believe that this subjective strategic view is not necessarily in the best interests of Keystone's shareholders. The board consideration ought not to be whether the fit is best but whether the price is best. Presumably if the fit with LKQ Corp. is indeed the best then LKQ Corp ought to be prepared to pay the best price. Additionally, we do not believe that a recapitalization was sufficiently considered as an alternative to the merger/sale based on the brevity of its mention in Keystone's preliminary proxy statement.

In our view, the board needs to take action immediately to renegotiate a significantly higher price for this deal, or effect a leveraged recapitalization of Keystone and an expedient execution of the current business plan. We will vote AGAINST this transaction as it has been presented, and hope that other shareholders will do the same.


Yours sincerely,

Rockhampton Management U.K. LLP

/s/    Saul Rubin
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Name:  Saul Rubin
Title: Member
Date:  August 20, 2007


Forward-Looking Statements

This letter includes "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements in this letter are based on current expectations that are subject to unknown risks, uncertainties and other factors. Rockhampton Management U.K. LLP undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this letter to shareholders. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this letter to shareholders. All forward-looking statements are qualified in their entirety by this cautionary statement.